Exhibit 99.1

United Energy Corporation 600 Meadowlands Parkway, #20 Secaucus, New Jersey 07094 p: 201-842-0288 f: 201-842-1307 www.unitedenergycorp.net

UNITED ENERGY CORP. ANNOUNCES DISTRIBUTION AGREEMENT WITH CHAMPION TECHNOLOGIES INC.

Secaucus, NJ, March 30, 2006 - United Energy Corp. (UNRG.OB) is pleased to announce it has recently entered into a non-exclusive Distribution Agreement with Champion Technologies Inc. (Champion) for the sale and distribution of United's K-Line of patented specialty chemical solutions for the oil and gas industry.The Agreement does not provide for any specific minimum amounts to be purchased. Champion is the world’s largest privately-owned specialty chemical company dedicated to the oil and gas industry.

Headquartered in Houston, TX, Champion is a global supplier of proprietary specialty chemicals offering technical solutions to problems in the oil and gas industry since its inception in 1953. Champion has expertise in research and development, manufacturing and servicing of its products for oilfield and related applications. Champion has over 1,500 experienced associates strategically located in sales and administrative offices in over 30 countries around the world.

Commenting on the news, United's CEO, Brian King stated, “We are extremely pleased to be in a business relationship with a company of Champion's record of performance, reputation and innovation. The Champion Distribution Agreement represents a key milestone for United Energy in obtaining professional distribution channels for our K-Line of specialty chemical solutions for the oil and gas industry. We are confident this relationship with Champion will bring added-value to customers throughout the world.”

 United Energy Corp.(UNRG.OB), is headquartered in Secaucus, NJ, and is primarily engaged in the development and marketing of specialty chemical solutions for the oil and gas industry. The United K-Line of products have proven effective in stimulating oil well production, reducing viscosity and drag in pipelines and in recovering oil from sludge in storage tanks.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in the product and technology development, market acceptance of the new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations and other risk factors detailed in United Energy's most recent periodic reports pursuant to the Securities and Exchange Act of 1934 and other filings with the Securities and Exchange Commission.

United Energy Contact:	Robert Guinta
(201) 842-0288
rguinta@unitedenergycorp.net